October 18, 2010

The Student Loan Corporation Announces
Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net loss of $539.6 million, or $26.98 per share, for the quarter ended September 30, 2010, compared to net income of $54.8 million, or $2.74 per share, reported for the same quarter of 2009.  The Company’s current quarter net loss reflects an after-tax impairment charge of $562.2 million on certain loans which the Company expects to sell to SLM Corporation (Sallie Mae) and Citibank, N.A. (CBNA) pursuant to the Asset Purchase Agreements entered into on September 17, 2010. Excluding the impact of the impairment charge, the Company would have recognized net income of $22.6 million, a $32.2 million decrease compared to the same quarter of last year.  This decrease reflects higher funding costs and a higher provision for loan losses, which more than offset the positive impact of the consolidation of the Company’s previously unconsolidated securitization trusts and gains on loan sales.

“The definitive agreement entered into between the Company and Discover Financial Services (Discover) for Discover to acquire the Company’s private student loan business presents an opportunity for the Company to continue its mission to assist students with financing the education of their choice.  We are pleased that Discover intends to leverage and build upon the Company’s 52 years of experience, proven market leadership, robust distribution, and private education loan product expertise to continue serving schools, students and families nationwide.  The combination of the Company’s and Discover’s private education loan capabilities is expected to provide a more robust, comprehensive suite of education finance solutions for students and their families,” said The Student Loan Corporation’s Chairman, President and Chief Executive Officer, Michael Reardon.

Net interest income of $96.9 million for the quarter ended September 30, 2010 was $22.8 million (31%) higher than the same quarter of 2009.  This increase reflects a net increase of $38.2 million related to the consolidation of the Company’s previously unconsolidated securitization trusts, $17.5 million for pricing changes on the Company’s private education loans, $4.9 million for higher loan balances, and $2.2 million for the impact of favorable changes in the spreads between Commercial Paper and the London Interbank Offered Rate (LIBOR) and the Prime rate and LIBOR.  These increases were partially offset by higher funding costs which decreased net interest income by $21.9 million, amortization of the upfront commitment fee on the Company’s Amended and Restated Omnibus Credit Agreement (Omnibus Credit Agreement) of $9.3 million and fees on the undrawn balance of $8.2 million.

Net interest margin of 0.90% for the quarter ended September 30, 2010 was eleven basis points lower than the same period of 2009.  Net interest margin excluding the amortization of the Omnibus Credit Agreement upfront commitment fee and fees on the undrawn balance was 1.06% for the third quarter of 2010, five basis points higher than the third quarter of 2009 reflecting the consolidation of the Company’s previously unconsolidated securitization trusts partially offset by higher funding costs.

For the quarter ended September 30, 2010 the Company recorded other losses of $848.6 million as compared to other income of $86.2 million for the same period in 2009.  This primarily reflects a pre-tax impairment charge of $900.8 million on certain loans which the Company expects to sell to Sallie Mae and CBNA pursuant to the Asset Purchase Agreements entered into on September 17, 2010.  This impairment change represents the difference between the carrying value and the fair value of these loans as of September 30, 2010.  Upon the expected closing of the transactions contemplated by these agreements, which is expected to occur during the fourth quarter of 2010, the Company expects to record a pre-tax gain of approximately $507 million. The expected gain relates primarily to the difference between the fair value and the carrying value of the Company’s secured borrowings collateralized by FFEL Program loans. These borrowings generally have interest rates that are lower than prevailing interest rates and, as a result, the fair value of these borrowings is less than carrying value. Upon closing of the transactions, these borrowings will be extinguished and a gain will be recognized. The actual gain or loss recorded upon closing of the transactions could differ materially from this estimate based on various factors, including changes in economic conditions which affect the fair value of the assets and liabilities included in the transactions, failure to satisfy closing conditions, additional costs incurred in connection with the transactions or changes in the composition or amounts of the net assets sold.

Excluding the impairment charge, the Company’s other income was $52.2 million, a $34.0 million decrease from the same period in 2009.  This decrease primarily reflects changes in the Company’s fee and other income related to the Company’s securitization activities largely as a result of the consolidation of the Company’s previously unconsolidated securitization trusts.  This decrease was partially offset by larger gains on loans sold to the Department of Education under the Loan Purchase Commitment Program in the third quarter of 2010 compared to 2009.

Total operating expenses of $40.6 million for the quarter ended September 30, 2010 were $5.9 million higher than the same period in 2009.  Operating expenses during the third quarter of 2010 included a $5.0 million write-off of Omnibus Credit Agreement upfront commitment fees, which resulted from the Company’s reduction in the aggregate commitment amount under the agreement and legal and financial advisory costs of $2.9 million associated with the transactions described above. While the reduction in the commitment amount resulted in a write-off in the current quarter, it reduces fees incurred on the undrawn balance. The Company’s operating expense ratio (total operating expenses less the write-off of Omnibus Credit Agreement upfront commitment fees as a percentage of average managed student loans) for the third quarter of 2010 was 0.33%, one basis point higher than the same quarter of 2009 reflecting the legal and financial advisory costs noted above.

The Company’s allowance for loan losses at September 30, 2010 was $37.6 million, a decrease of $111.5 million compared to $149.1 million at December 31, 2009.  This decrease primarily reflects the $166.1 million reduction of allowance for loan losses related to loans transferred into held for sale during the third quarter.  This decrease was partially offset by an increase of $54.6 million associated with changes in expected recoveries on certain of the Company’s higher risk insured private education loans, which the Company now expects will exceed the aggregate maximum insurer coverage; private education loan loss mitigation policy changes; additional reserves for newly consolidated student loan assets; and portfolio seasoning.  Net credit losses increased by $16.7 million during the third quarter compared to the same period in 2009, primarily due to the loan loss mitigation policy changes and seasoning of the Uninsured CitiAssist Standard and Custom portfolios.

During the twelve-month period ended September 30, 2010, the Company’s managed student loan portfolio decreased by 13% to $37.8 billion primarily due to the sale of $4.6 billion of FFEL Program loans to the Department of Education under the Purchase Program.  The managed portfolio includes $37.3 billion of the Company’s owned loan assets of which $33.4 billion is expected to be sold to Sallie Mae and CBNA and is therefore included in loans held for sale.  Originations for the quarter ended September 30, 2010 included new private education loan commitments of $0.2 billion, which was 45% lower than the same period in 2009, reflecting the Company’s refined origination strategy.  The Company also made FFEL Program Stafford and PLUS loan originations of $0.1 billion, a decrease of 95% as compared to the third quarter of 2009 due to schools moving to the Direct Loan Program following the passage of the Health Care and Education Reconciliation Act of 2010.

During the third quarter of 2010, the Company leveraged its portfolio to secure an additional $0.9 billion of long-term structural liquidity through a FFEL Program loan securitization.  As a result of completing this securitization, the Company reduced the aggregate commitment under the Amended and Restated Omnibus Credit Agreement by $1.0 billion.

On October 13, 2010, the Company’s Board of Directors elected not to declare a dividend in light of the expected merger with Discover and asset purchase transactions with Sallie Mae and CBNA.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders. The company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

The foregoing description of the contemplated transactions and the related agreements does not purport to be complete and is qualified in its entirety by reference to the preliminary proxy statement and its annexes filed with the U.S. Securities and Exchange Commission on October 7, 2010.

FORWARD-LOOKING STATEMENTS

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
	Unaudited		Unaudited
NET INTEREST INCOME
Interest income	$279,220	$194,401	$819,364	$585,821
Interest expense	(182,300)	(120,290)	(543,012)	(382,748)
Net interest income	96,920	74,111	276,352	203,073
Provision for loan losses	(72,886)	(38,690)	(158,173)	(104,658)
Net interest income after provision for loan losses	24,034	35,421	118,179	98,415

OTHER (LOSS) INCOME
Gains on loans sold	55,600	17,712	55,600	35,576
Fair value write down of loans held for sale	(900,849)	(2,185)	(900,849)	(2,185)
Fee and other (loss) income	(3,373)	70,720	6,023	108,529
Total other (loss) income	(848,622)	86,247	(839,226)	141,920

OPERATING EXPENSES
Salaries and employee benefits	7,516	7,859	23,081	25,265
Write-off of funding commitment fee paid to principal stockholder	5,000	–	12,500	–
Other expenses	28,065	26,848	80,682	79,512
Total operating expenses	40,581	34,707	116,263	104,777

(Loss) income before income taxes	(865,169)	86,961	(837,310)	135,558
(Benefit) provision for income taxes	(325,522)	32,154	(318,943)	47,967
NET (LOSS) INCOME	$(539,647)	$54,807	$(518,367)	$87,591

DIVIDENDS DECLARED AND PAID	$7,000	$7,000	$21,000	$42,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE	$(26.98)	$2.74	$(25.92)	$4.38
(based on 20,000,000 average shares outstanding)

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.35	$0.35	$1.05	$2.13

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
	Unaudited
ASSETS
Federally insured student loans	$–	$17,948,706
Private education loans	3,722,533	7,432,471
Deferred origination and premium costs	104,498	548,083
Allowance for loan losses	(37,588)	(149,098)
Student loans, net	3,789,443	25,780,162
Loans held for sale	33,486,095	2,409,267
Cash	588	17,998
Deferred income tax asset	214,743	–
Residual interests in securitized loans	–	820,291
Other assets	2,459,295	1,990,523

Total Assets	$39,950,164	$31,018,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$4,346,400	$5,131,000
Short-term secured borrowings, payable to Department of Education	–	2,066,686
Long-term borrowings, payable to principal stockholder	2,800,000	4,391,000
Long-term secured borrowings	31,729,770	16,999,976
Deferred income tax liability	–	410,546
Other liabilities	305,732	348,612

Total Liabilities	39,181,902	29,347,820

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	143,185	141,869
Retained earnings	624,877	1,528,352

Total Stockholders' Equity	768,262	1,670,421

Total Liabilities and Stockholders' Equity	$39,950,164	$31,018,241